EXHIBIT 1

The Toro Company
Performance Share Plan

1.	Purpose. The purpose of The Toro Company Performance Share Plan (the “Plan”) is to enhance long-term stockholder value of The Toro Company (the “Company”), by reinforcing the incentives of key executives to achieve long-term performance goals of the Company; to link a significant portion of a participant’s compensation to the achievement by the Company of performance goals and to the value of the Company’s Common Stock, par value $1.00 per share, and related Preferred Share Purchase Rights (“Common Stock”); and to attract and motivate executives and to encourage their continued employment on a competitive basis. The purposes of the Plan are to be achieved by the grant of Performance Share Awards.

2.	Eligibility and Participation. Key employees of the Company who, through their position or performance, can have a significant, positive impact on the Company’s financial results, shall be eligible to participate in the Plan. The Compensation Committee (the “Committee”) shall select recipients of Performance Shares (“Plan Participants”). Newly-hired and newly-promoted executives may be selected as Plan Participants subject to the provisions of paragraph 3.c.(ii), if applicable.

3.	Performance Share Awards.

a.	Performance Share Defined. A Performance Share is a right to receive shares of Common Stock or Common Stock units, contingent on the achievement of performance goals of the Company during a three year period, except that a shorter period may be established for new participants (the “Award Term”). A Performance Share Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

b.	Vesting. Performance Shares shall be subject to forfeiture until they vest and shall vest only after the conclusion of the Award Term, and only if the Committee makes the certification required by paragraph 3.c.(iv), except as may otherwise be provided in paragraphs 3.e.(i), 3.e.(ii) and 3.e.(iv).

c.	Section 162(m) Conditions. Performance Share Awards may be designated as “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(i)	Performance Goals. The performance goal criteria (“Performance Goals”) that may be used by the Committee for Performance Shares shall include one or more of the following, as selected by the Committee: cumulative earnings, cumulative earnings per share, profit after tax, net income, return on invested capital, invested capital dollars, earnings per share, average net assets, after-tax interest expense, return on average net assets, average net asset turns, cumulative average net asset turns, return on equity, return on beginning equity, revenue growth, earnings growth, economic value added, fill rate, customer care and customer satisfaction scores.

(ii)	Establishment of Performance Goals. Performance Share Awards designated “performance-based compensation” shall be granted, and Performance Goals shall be established, by the Committee in writing not later than 90 days after the commencement of the period of service to which the Performance Goal relates, or such other period required under Section 162(m) of the Code, provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

(iii)	Section 162(m) Maximum Award Payment. With respect to a Performance Share Award that is designated “performance-based compensation” for purposes of Section 162(m), the maximum number of shares that may be issued under the award shall be set at the time the Committee grants the award and establishes Performance Goals under the award. Notwithstanding any other provision of this Plan, the maximum number of Performance Shares that may be granted to a Plan Participant with respect to any Award Term is 100,000, subject to adjustment as provided in paragraph 4.

(iv)	Certification of Payment. Before any payment or delivery of shares of Common Stock is made under the Plan to any Participant who is a person referred to in Section 162(m), the Committee must certify in writing, as reflected in the minutes, that the Performance Goals established with respect to a Performance Share Award have been achieved. To the extent necessary with respect to any fiscal year or Award Term, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a Performance Goal has been achieved without regard to the effect on the Performance Goal measure, as it may otherwise be presented in the financial statements, of any change in accounting standards, any acquisition by the Company not planned for at the time the Performance Goals are established or any Board-approved extraordinary or non-recurring event or item. With respect to any Plan Participant who is a person referred to in Section 162(m), the Committee shall have the discretion to decrease an award payment under a Performance Share Award, but may not under any circumstances increase such amount.

d.	Delivery. Certificates for shares of Common Stock in the number of Performance Shares that vest under an award will be delivered as soon as possible after the applicable vesting requirements (including accelerated vesting under paragraph 3.e.(iv)) have been fulfilled, except that if a Plan Participant has properly elected to defer income that may be attributable to an award under a Company deferred compensation plan, Common Stock units will be credited to the Plan Participant’s account thereunder. In the event vesting requirements are not fulfilled or in the event Performance Shares are canceled under the provisions of paragraph 3.e.(v), Performance Shares shall be canceled and have no value.

e.	Vesting and Cancellation Under Special Circumstances.

(i)	Death or Disability. If a Plan Participant retires on or after age 65 or dies or becomes permanently disabled and unable to work, shares of Common Stock shall be delivered with respect to the participant’s Performance Share Award only if otherwise earned and only with respect to the portion of the applicable Award Term completed at the date of such event (based on a 360 day year and expressed as a percentage). Such shares shall be delivered only after the conclusion of the Award Term in accordance with the provisions of paragraphs 3.b., 3.c. and 3.d. of the Plan.

(ii)	Retirement. In the event a Plan Participant ceases to be an employee by reason of retirement prior to the end of an Award Term, but after the conclusion of not less than 33% of the Award Term, of any Performance Share Award, then the Committee may, in its sole discretion, cause shares of Common Stock to be delivered with respect to the participant’s Performance Share Awards, but only if otherwise earned and only with respect to the portion of the applicable Award Term completed at the date of such retirement (based on full fiscal years only, with no shares to be delivered for partial fiscal years), subject to the conditions set forth in this paragraph 3.e.(ii). “Retirement” shall mean termination of employment with the Company at age 55 or older and with at least 10 years of service to the Company. The Committee shall consider the requirements of paragraph (A) of this paragraph 3.e.(ii) and shall have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver shares, including whether the participant again becomes employed. Shares shall be delivered only after the conclusion of the applicable Award Term in accordance with paragraphs 3.b., 3.c. and 3.d. of the Plan.

(A) Non-compete. Notwithstanding the foregoing, if within one year after such retirement or after the shares are delivered pursuant to this provision, the Plan Participant (a) is employed or retained by or renders service to any organization that, directly or indirectly, competes with or becomes competitive with the Company, or if the rendering of such services is prejudicial or in conflict with the interests of the Company, or (b) violates any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights with the Company, or (c) engages in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company, the Company may rescind or restrict the special vesting under this paragraph 3.e.(ii) or withhold or have the right to the return of the economic value of the Performance Shares that vested under this paragraph; provided, however, that this provision shall not be applicable in the event of a Change of Control.

(iii)	Other Termination. In the event that a Participant terminates employment other than by reason of death, disability or retirement as provided in paragraphs 3.e.(i) and 3.e.(ii), Performance Shares in such participant’s name that have not yet vested shall not vest and shall be canceled.

(iv)	Change of Control. Notwithstanding the provisions of paragraphs 3.b. and 3.c., all Performance Shares that have not yet vested shall vest and become immediately payable if there is a change of control of the Company.

Change of Control means:

(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 15% or more of either (a) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (A), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition by any corporation pursuant to a transaction that complies with clauses (a), (b) and (c) of paragraph (C) of this paragraph 3.e.(iv); or

(B) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C) Consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(v)	Committee Discretion to Scale Back Awards. At any time during an Award Term of more than one fiscal year, the Committee may, in its discretion, cancel a portion of the Performance Shares in any Performance Share Award prior to the conclusion of the Award Term (a “Scale Back”), provided that:

(A) the Performance Share Award has not yet vested;

(B) based on financial information contained in the Company’s financial statements or similar internal reports, the Committee determines that the Performance Goals for the Award Term cannot be achieved at the maximum levels established at the time of grant;

(C) Performance Share Awards shall be Scaled Back in proportion to the estimated short fall in achievement of Performance Goals from maximum levels;

(D) all Performance Share Awards for the same Award Term are Scaled Back by the same percentage; (E) once an award is Scaled Back, it may not again be increased to add or recover Performance Shares that were canceled; and

(F) Performance Shares canceled in a Scale Back shall again be available to the Committee for grant of new Performance Share Awards for any future Award Term. This provision shall not be used in any manner that could have the effect of repricing a previous Performance Share Award grant.

f.	Dividends and Voting. A Plan Participant shall have no rights as a stockholder with respect to Performance Shares unless and until Common Stock or Common Stock units are issued in settlement of the award.

g.	Non-transferability. Neither Performance Shares nor Performance Share Awards nor any interest in any one of such awards or shares may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, other than by will or the laws of descent and distribution, so long as the Performance Shares have not vested and shares of Common Stock have not been distributed in accordance with the Plan, and any sale, pledge, assignment or other attempted transfer shall be null and void. A Plan Participant may receive payment under a Performance Share Award only while an employee of the Company and only if continuously employed from the date the award was granted, except as may otherwise be provided in paragraphs 3.e.(i) and 3.e.(ii).

4.	Maximum Shares Subject to Performance Share Awards. Subject to the provisions of paragraph 4.a., the total number of shares of Common Stock that may be issued pursuant to Performance Share Awards under the Plan is 3,000,000. Shares of Common Stock that may be issued hereunder may be authorized but unissued shares, reacquired or treasury shares or outstanding shares acquired in the market or from private sources or a combination thereof.

a.	Adjustments. In the event of a corporate transaction involving the Company, the Common Stock or the Company’s corporate or capital structure, including but not limited to any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation , reclassification, split-up, spin-off, combination or exchange of shares, or a sale of the Company or of all or part of its assets or any distribution to stockholders other than a normal cash dividend, the Committee shall make such proportional adjustments as are necessary to preserve the benefits or potential benefits of the Performance Share Awards. Action by the Committee may include all or any of adjustment in (i) the maximum number and kind of securities subject to the Plan as set forth in this paragraph; (ii) the maximum number and kind of securities that may be made subject to Performance Share Awards for any individual as set forth in paragraph 3.c. (iii); (iii) the number and kind of securities subject to any outstanding Award; and (iv) any other adjustments that the Committee determines to be equitable.

5.	Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to administer the Plan; establish policies under the Plan; amend the Plan, subject to the provisions of paragraph 8; interpret provisions of the Plan; select Plan Participants; establish Performance Goals; make Performance Share Awards; or terminate the Plan, in its sole discretion. The Committee may delegate administrative duties and all decisions not required to be exercised by it under Section 162(m) or Section 16 of the Exchange Act, as it solely determines, including to Company officers. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders and Plan Participants.

6.	Tax Withholding. The Company shall have the right to deduct from any settlement made under the Plan or to require the Participant to pay the amount of any federal, state or local taxes of any kind required by law to be withheld with respect to the grant, vesting, payment or settlement of an award under this Plan, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Stock is withheld or surrendered to satisfy tax withholding, such stock shall be valued at its fair market value as of the date it is withheld or surrendered. The Company may also deduct from any award settlement any other amounts due the Company by the Plan Participant.

7.	Governing Law. The Plan, awards granted under the Plan, agreements entered into under the Plan and Performance Shares shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan or an award or agreement or Performance Shares to the substantive law of another jurisdiction.

8.	Plan Amendment and Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Plan Participants, provided that no amendment to the Plan shall be effective that would increase the maximum number of Performance Shares that may be granted under paragraph 3.c.(iii) to a participant who is a person referred to in Section 162(m); that would change the Performance Goal criteria applicable to a participant who is a person referred to in Section 162(m) for payment of awards as set forth in paragraph 3.c.(i); or that would modify the requirements as to eligibility for participation under paragraph 2, unless the stockholders of the Company shall have approved such change in accordance with the requirements of Section 162(m). No amendment, modification or termination of the Plan may adversely affect in a material manner any right of any Plan Participant with respect to any Performance Share Award theretofore granted without such participant’s written consent.

9.	Effective Date of the Plan and Amendments. The Plan first became effective on November 18, 1998. Any amendment to the Plan shall be effective on the date established by the Committee, subject to stockholder approval, if required under the provisions of paragraph 8.